EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Cano Petroleum, Inc. (the “Company”) for the registration of up to 1,225,000 shares of its common stock of our report dated August 25, 2005, except for Note 11, as to which the date is September 19, 2005, with respect to the consolidated financial statements of the Company. included in its Annual Report (Form 10-KSB) for the year ended June 30, 2005, and our report dated February 10, 2006, with respect to the consolidated financial statements of W.O. Energy of Nevada, Inc. and subsidiaries, included in the Company’s Current Report on Form 8-K/A dated November 29, 2005.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP

Dallas, Texas

March 16, 2006